Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (File Nos. 333-268939), the Registration Statements on Form S-3 (File Nos. 333-193746, 333-205768, 333-249384 and 333-261343) and the Registration Statement on Form S-8 (File Nos. 333-197735 and 333-257139) of Nova LifeStyle, Inc. (the “Company”) of our report dated April 8, 2022, relating to the Company’s consolidated financial statements for the year ended December 31, 2021, which report appears in this Annual Report on Form I0-K of the Company for the year ended December 31, 2022.

/s/ Centurion ZD CPA & Co.

Centurion ZD CPA & Co.

Hong Kong, China

April 17, 2023